Exhibit 10.3

SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE

This Separation and Consulting Agreement and General Release (the “Agreement”) is being entered into between Edward Smith (“Smith”) and Marinus Pharmaceuticals, Inc. (the “Company”) in connection with Smith’s separation from the Company effective March 9, 2021 (the “Separation Date”).

WHEREAS, Smith’s employment with the Company is ending as of the Separation Date;

WHEREAS, the Company wishes to retain Smith as a consultant for a period of time after the Separation Date to assist with the orderly transition of Smith’s duties;

WHEREAS, the parties wish to clarify and memorialize certain agreements made between them in regard to such employment, termination of employment and consultancy period;

NOW, THEREFORE, in consideration of the foregoing premises and the terms stated herein, it is mutually agreed between the parties as follows:

1.Accrued Salary and Vacation.  On the next regular payroll date following the Separation Date, the Company will pay Smith all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  Smith will receive these payments regardless of whether or not he signs this Agreement.
2.Wages and Benefits as of Separation Date. By signing this Agreement, Smith acknowledges and agrees that, upon payments of the amounts set forth in Section 1, Smith has been fully paid all outstanding, accrued compensation due and owing to Smith up to and including the Separation Date, including all wages, salary, commissions, bonuses, incentive payments, vacation, paid time off, profit-sharing payments, expense reimbursements, leave or other benefits.  Smith acknowledges and agrees that, except as expressly provided in this Agreement, as of Smith’s Separation Date, Smith is no longer eligible to participate in or accrue benefits under any of the Company’s benefit plans, including, but not limited to, any dental or medical insurance, long term care plans, retirement or 401(k) plans, vacation leave, sick leave, long term disability insurance, life insurance, cash incentive plans, deferred compensation, pensions, profit sharing or personal accident insurance, or, except as specifically set forth herein, any plan of the Company relating to equity awards, such as stock options.  Upon execution of the Agreement Smith hereby relinquishes the titles of Vice President, Chief Financial Officer and Treasurer.
3.Consideration for Signature.  If Smith signs this Agreement on the Separation Date, does not revoke it under Section 12(b) hereof, and at all times abides by its terms, then:
a.The Company will pay to Smith the total gross amount of Three Hundred Seven Thousand Five Hundred Dollars ($307,500.00), the equivalent of nine (9) months of Smith’s base salary as of the Separation Date (“Severance”), less appropriate federal, state and local taxes and other withholdings as determined by the Company, payable in equal installments, in accordance with the Company’s regular payroll practices over a nine (9) month period, with the first installment being paid on the first payroll date after the Effective Date of this Agreement as defined in Section 12(b).  Smith acknowledges and agrees that the Severance is not compensation for Smith’s services rendered through the Separation Date, but rather constitute consideration for the promises contained in this Agreement, and is above and beyond any wages or salary or other sums to which Smith is entitled from the Company under the terms of Smith’s employment with the Company or under any other contract or law.
b.All of Smith's unvested stock options, as set forth on Schedule A hereto, will immediately vest as of the Separation Date and will become and remain exercisable pursuant to each stock option’s terms until the earlier of (i) the one year anniversary of the Separation Date, and (ii) the end of the term of such stock option.  Except as specifically set forth in this Section 3(b), all stock options held by Smith shall continue to be governed by the applicable incentive plan and award agreements (the “Option Award Agreements”).
c.If Smith timely elects to participate in a healthcare continuation coverage program such as under Section 4980B of the Internal Revenue Code (“COBRA”) or any similar state medical and dental insurance continuation coverage program for himself and his covered dependents, then the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable), that portion of Smith’s premiums for COBRA coverage that it was paying prior to the Separation Date for a period of nine (9) months following the Separation Date (collectively, “COBRA Premium Payments”); provided, however, that the COBRA Premium Payments shall immediately cease prior to the end of such nine-month period in the event, and upon the date, that Smith becomes eligible for and obtains substantially equivalent employer-offered health insurance coverage. Thereafter, Smith will be responsible for the full COBRA premium to continue coverage. Notwithstanding the foregoing and regardless of whether Smith signs this Agreement, Smith understands that he shall have the right to COBRA continuation coverage at his own expense under the normal COBRA health care continuation rules and applicable plan terms.
d.The Company shall retain Smith as a consultant for a three-month period, beginning on the Separation Date and ending on June 8, 2021 (the “Consultancy Period”), unless the Consultancy Period is terminated earlier as set forth below.  The terms of the consultancy during the Consultancy Period are as follows:
i.During the Consultancy Period, and subject to Section 3(d)(ii), Smith shall make himself reasonably available to perform services as reasonably requested by Scott Braunstein, M.D., CEO at the Company (the “Services”).  The Services shall include, but may not be limited to, Services related to assisting in the transition as requested.
ii.During the Consultancy Period, Smith may accept other full-time employment or engagements and may participate in any other activities; provided, however, that  such other employment, engagements and activities do not unreasonably interfere with Smith’s ability or obligation to provide the Services required hereunder, create a conflict of interest or violate the terms of this Agreement.  In the event that the Company deems any such employment, activities or engagement to unreasonably interfere with Smith’s duties hereunder, the Company will promptly provide written notice to Smith and provide Smith an opportunity to cure.
iii.Subject to the Company’s quality specifications, Smith shall perform the Services at appropriate times and location(s) in the reasonable discretion of Smith, provided that the Company shall on occasion be entitled to reasonably request Smith to perform services at specific times or locations, so long as such specifications do not unreasonably conflict with Smith’s obligations in connection with any new employment.  Smith’s contact person at the Company for purposes of performing the Services shall be Scott Braunstein, M.D. and/or his designee.
iv.The Company agrees to pay Smith during the Consultancy Period a monthly fee of $34,167 (“Monthly Consultant Fee”), payable in accordance with the Company’s ordinary payroll procedures.  Such payment(s) shall be subject to a Form 1099-MISC.

v.For the duration of the Consultancy Period, Smith (i) understands that he is an independent contractor and shall have sole control of the manner and means of performing the Services and shall complete such Services in accordance with his own means and methods of work, and according to his own schedule;  (ii) shall be solely responsible for any federal, state or local income taxes or self-employment taxes arising with respect to the amounts payable under this Section 3(d); (iii) has no federal, state or local law workers’ compensation rights with respect to the Services; (iv) shall not be entitled to disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit generally granted to employees of the Company; (v) shall comply at his expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, OSHA regulations, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors; and (vi) shall not have the authority or ability to legally bind or commit the Company or any of its affiliates.  Nothing contained in this Section 3(d) is intended to give rise to, or gives rise to, a partnership, joint venture, agency, fiduciary, employment, or other relationship between the parties or imposes upon the parties any of the duties or responsibilities of partners, joint venturers or employer-employee, beyond the relationship of independent parties to a commercial contract.
vi.Smith agrees to observe and comply with, and that as a consultant he is subject to, the policies and rules of the Company.  Smith agrees to observe and comply with all such policies that by their operation survive termination of his consultancy hereunder.
vii.Smith may terminate the Consultancy Period at any time upon written notice to the Company, at which time the Company shall have no further obligations to Smith, except as stated in this Section 3(d)(vii).  The Company may terminate the Consultancy Period at any time for “Cause” upon notice to Smith and subject to any cure period specified in this Section 3(d)(vii).  For purposes of this Section 3(d), the term “Cause” shall be defined as Smith failing to provide Services as reasonably requested by the Company, which are agreed may be coordinated with any new full-time employment obtained by Smith, after the expiration of ten (10) days without cure after written notice of such failure.  In the event that Smith terminates the Consultancy Period for any reason or the Company terminates the Consultancy Period for Cause, the Company shall pay Smith a pro-rata portion of the Monthly Consultant Fee for the month in which the Consultancy Period terminates.  The Company may not terminate the Consultancy Period except for Cause.
4.General Release.  Except for any rights granted under this Agreement, by signing this Agreement, Smith, for himself, and, to the extent permitted by law, for Smith’s heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, and each of their respective members, managers, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and investors, and all of their predecessors, successors and assigns, and each of their respective members, managers, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, investors (collectively, the “Releasees”) of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Smith ever had, may have had, now has, or that Smith’s heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of or related to Smith’s employment with the Company, including vacation pay, profit sharing plans, retirement plans or any other benefit plans of any type or nature other than as preserved hereby, the termination of Smith’s employment, or under any contract relating to Smith’s employment, including the Amended and Restated Employment Agreement entered into between the Company and

Smith, dated August 3, 2016 (the “Employment Agreement”), or any act or omission which has occurred at any time up to and including the date of the execution of this Agreement (collectively, the “Released Claims”).

a.Released Claims.  The Released Claims include, but are not limited to, claims for monetary damages; claims related to Smith’s employment with the Company or the termination thereof; claims to severance or similar benefits as of the date of this Agreement, but not to include any claims for Smith’s future eligibility under the Change in Control Severance Plan (the “Severance Plan”); claims to expenses, attorneys’ fees or other indemnities; claims based on any actions or failures to act that occurred on or before the date of this Agreement; and claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by Smith or by any person claiming to act on Smith’s behalf or in Smith’s interest.  Smith understands that the Released Claims may have arisen under different local, state and federal statutes, regulations, or common law doctrines.  Smith hereby specifically, but without limitation, agrees to release all Releasees from any and all claims under each of the following:
i.Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended; 29 U.S.C. Section 621 et seq. (which prohibits discrimination on the basis of age); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the Pennsylvania Human Relations Act; or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.
ii.Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988; the Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the Pennsylvania Whistleblower Law; the Pennsylvania Public Employee Relations Act; the Pennsylvania Wage Payment and Collections Law as well as any amendments to such laws; the U.S. Patriot Act, the Sarbanes Oxley Act; the Dodd Frank Act; and any other federal, state, or local statute, regulation, common law or decision relating to employment, reemployment rights, leaves of absence or any other aspect of employment.
iii.Other laws of general application, such as federal, state, or local laws enforcing express or implied employment agreements or other contracts or covenants, or addressing breaches of such agreements, contracts or covenants; federal, state or local laws providing relief for alleged wrongful discharge or termination, physical or personal injury, emotional distress, fraud, intentional or negligent misrepresentation, defamation, invasion of privacy, violation of public policy or similar claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law doctrine, or decision regulating or regarding employment.
b.Participation in Agency Proceedings.  Nothing in this Agreement shall prevent Smith from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or other similar federal, state or local agency, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, or similar federal, state or local agencies.  However, by entering into this Agreement, Smith understands and agrees that Smith is waiving any and all rights to recover any monetary relief or other personal relief against the Releasees as a result of any such EEOC, NLRB, or similar federal, state or local agency proceeding, including any subsequent legal action.
c.Claims Not Released.  The Released Claims do not include claims by Smith for: (1) unemployment insurance; (2) worker’s compensation benefits; (3) state disability compensation; (4) previously vested benefits under any Company-sponsored benefits plan; (5) all rights under the Option Award Agreements and that certain Marinus Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as Amended (the “Plan”); (6) events that occur after the date Smith signs this Agreement; and (7) any other rights that cannot by law be released by private agreement.  Furthermore, Smith is not releasing any right of indemnification he may have for any liabilities arising from his actions within the course and scope of his employment with the Company or within the course and scope of his role as an officer of the Company.
d.No Existing Claims or Assignment of Claims.  Smith represents and warrants that Smith has not previously filed or joined in any claims that are released in this Agreement and that Smith has not given or sold any portion of any claims released herein to anyone else, and that Smith will indemnify and hold harmless the Company and the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.
e.Acknowledgement of Legal Effect of Release.  BY SIGNING THIS AGREEMENT, SMITH UNDERSTANDS THAT HE IS WAIVING ALL RIGHTS HE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR ANY RELEASEES, INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO HIS EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT.  SMITH FURTHER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, HE IS PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.
f.Restrictions.  Notwithstanding anything to the contrary herein, Smith understands that nothing in this Agreement or any other agreement that Smith may have with the Company restricts or prohibits Smith from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Smith does not need the Company’s prior authorization to engage in such conduct.  Notwithstanding, in making any such disclosures or communications, Smith must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies.  This Agreement does not limit Smith’s right to receive an award for information provided to any Government Agencies.
5.Proprietary and/or Confidential Information.  Smith agrees that any sensitive, proprietary, or confidential information or data relating to the Company or any of its affiliates or other Releasees (as defined in Section 4 above), including, without limitation, trade secrets, processes, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to the Company, and all other data and information of a competition-sensitive nature, including but not limited to all other data and information of a competitive-sensitive nature that Smith obtained while serving as a director, officer or employee of the Company or any of its affiliates or Releasees, together with any information received from any former affiliates of the Company or its affiliates or other Releasees (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company or Releasees reflecting such Confidential Information, that Smith acquired while an employee of the Company will not be disclosed or used for Smith's own purposes or in a manner detrimental to the Company’s interests.  Notwithstanding the foregoing, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
6.Return of Information and Property.  Smith agrees to return to the Company on the Separation Date all property and equipment belonging to the Company and the Releasees, including without limitation all computers, hard drives, phones, and access cards, the originals and all copies (regardless of medium) of all information, files, materials, documents or other property relating to the business of the Company, the Releasees, or their affiliates.  If Smith fails to timely return any such property, the Company shall be entitled to deduct from the Severance an amount equal to the value of non-returned property, and reserves all other rights and remedies.
7.Non-disparagement.  Smith agrees not to make to any person or entity any false, disparaging, or derogatory comments about the Company, its business affairs, its employees, clients, contractors, agents, or any of the other Releasees in any manner likely to be harmful to them or their business, business reputation or personal reputation.  The Company agrees to instruct its executive team not to make to any person or entity any false, disparaging, or derogatory comments about Smith that is likely to be harmful to Smith’s personal or business reputation.  Nothing in this Section 7 shall prevent the Company or Smith from responding truthfully to a valid subpoena, court order and/or similar process from a judicial, law enforcement, administrative or regulatory body of competent jurisdiction.
8.General Provisions.  This Agreement, including Schedule A, contains the entire understanding and agreement between the parties relating to the subject matter of this Agreement, and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, except for Section 5 of the Employment Agreement, which is incorporated herein by reference, and the Option Award Agreements granted under and including the Plan.  For the avoidance of doubt, this Agreement does not supersede or otherwise affect the enforceability of the Severance Plan, which remains in full force and effect, and the Company agrees that, under the circumstances of his separation from the Company, in the event of a Change in Control (as defined in the Severance Plan), Smith remains eligible to receive additional severance benefits under the Severance Plan according to its terms.  This Agreement may not be altered or amended except by an instrument in writing signed by both parties.  Smith has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement.  This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, excluding the choice of law rules thereof. This Agreement will be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns.  No waiver of a party’s rights will be effective unless such waiver is in writing signed by the waiving party.  This Agreement and the rights and obligations of the parties hereunder may not be assigned by Smith without the prior written consent of the Company, but may be assigned by the Company or its successors and assigns without Smith’s permission or consent. If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby.  This Agreement may be signed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.
9.No Admission.  The parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them.
10.Cooperation. Smith agrees that Smith will cooperate fully with, and make himself reasonably available to, the Company with respect to transitioning Smith’s duties and responsibilities and any matter in which Smith was in any way involved during Smith’s employment with the Company by making himself reasonably available in conjunction with any new employment that Smith may obtain.  Smith shall render such cooperation in a reasonable manner on reasonable notice from the Company.
11.Continuing Obligations and Injunctive Relief.  Smith acknowledges and agrees that Section 5 of the Employment Agreement remains in full force and effect and Smith’s obligations under Section 5 of the Employment Agreement survive Smith’s termination of employment with the Company.  Smith further acknowledges that Smith’s compliance with Sections 5 and 7 of this Agreement and Section 5 of the Employment Agreement is necessary to protect the goodwill and other proprietary interests of the Company and Smith was one of the principal executives of the Company and conversant with its affairs, its trade secrets and other proprietary information.  Smith acknowledges that a breach of Sections 5 or 7 of this Agreement or Section 5 of the Employment Agreement will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and Smith agrees that in the event of any such breach, the Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.
12.Waiver of Age Discrimination Claims and Claims under ADEA; Acknowledgment/Time Periods.  With respect to the General Release in Section 4 of this Agreement, Smith agrees and understands that by signing this Agreement, Smith is specifically releasing all claims Smith may have against Releasees, including without limitation all claims for age discrimination under the Age Discrimination in Employment Act as amended, 29 U.S.C. Section 621 et seq.  Smith acknowledges that he has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.

a.Consideration Period; Deadline. Smith acknowledges that he has been given a period of at least twenty-one (21) days to consider and execute this Agreement before signing it, and that no material changes have been made to this Agreement during the course of discussions leading up to the execution of this Agreement following January 29, 2021, the date this Agreement was first presented to Smith.  If Smith fails to sign this Agreement and deliver it to the Company on the Separation Date this Agreement shall be deemed null and void.  Smith further acknowledges that he is hereby being advised in writing to consult with a competent, independent attorney of his choice, at his own expense, regarding the legal effect of this Agreement before signing it.

b.Revocation Deadline.  Smith understands and acknowledges that Smith has seven (7) days following Smith’s execution of this Agreement to revoke his release of ADEA claims in writing, and that should Smith exercise that right, the Company has the option in its sole discretion of voiding the Agreement in its entirety, in which case the Company shall be relieved of all obligations to provide any benefits set forth in Section 3, and to the extent that Smith already received benefits pursuant to those Sections he must immediately return them, except as otherwise stated in Section 3(d)(vii).  This Agreement shall be automatically effective and enforceable on the day following the expiration of the seven (7) day revocation period described in this Section 12(b) without Smith’s revocation.  For revocation to be effective, written notice must be delivered by email to the attention of Rose McKinley, Vice President Human Resources rmckinley@marinuspharma.com, no later than 11:59 p.m. ET on the seventh (7th) calendar day after Smith signs the Agreement.

13.Internal Revenue Code Section 409A.  The parties intend to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  All payments under this Agreement are intended to either be exempt from or comply with the requirements of Section 409A.  All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement.  The parties expressly understand that the provisions of this Agreement shall be construed and interpreted to avoid the imputation of any additional tax, penalty or interest under Section 409A and to preserve (to the nearest extent reasonably possible) the intended benefits payable to Smith hereunder.  The Severance paid under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A.  Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Smith’s right to any deferred compensation, as defined under Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid additional tax, penalties and/or interest under Section 409A.  Nothing herein, including the foregoing sentence, shall change the Company’s rights and/or remedies under the Agreement and/or applicable law.  In the exercise of any of its remedies, the Company will consider in good faith the impact of Section 409A on Smith and shall meaningfully consult with Smith before taking any action that might have an adverse impact on Smith under Section 409A.  In no event shall the Company be liable for any penalties, costs, damages, levies or taxes imposed on Smith pursuant to Section 409A.

[Execution Page to Follow]

FOR EXECUTION ON, BUT NOT BEFORE, MARCH 9, 2021

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have agreed to the terms and conditions of this Agreement as of the date first set forth below.

EDWARD SMITH

/s/ Edward Smith

Date: March 9, 2021

MARINUS PHARMACEUTICALS, INC.

By: /s/ Scott Braunsetin

Name: Scott Braunstein

Title: Chief Executive Officer

Date: March 9, 2021

Schedule A

Schedule of Outstanding Stock Options that shall become Vested Effective as of the Separation Date

Grant Date	Exercise Price	Number of Shares Subject to Option Award (Exercisable)	Number of Shares Subject to Option Award (Unexercisable)	Number of Shares Subject to Option Award that shall become Vested Effective as of the Separation Date*
11/25/2013	$4.16	35,927
12/22/2014	$34.80	15,500
7/20/2015	$57.20	17,500
8/3/2016	$6.00	14,350
1/7/2017	$4.84	14,700
12/6/2017	$24.76	50,000
2/26/2019	$15.84	37,500	12,500	12,500
8/21/2019	$4.48	7,917	7,083	7,083
1/8/2020	$8.28	74,375	116,875	116,875

*The accelerated vesting of stock options set forth in this column is subject to Smith’s satisfaction of the terms and conditions set forth in Section 4 of the Agreement to which this Schedule A is attached.